Exhibit 2.4

AMENDMENT NO. 2 TO

MERGER AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of February __, 2009, to the Merger Agreement (as defined below) is made by and among Alyst Acquisition Corp., a Delaware corporation (including its successors and assigns, the “Parent”), China Networks Media Limited, a British Virgin Islands corporation (including its successors and assigns, the “Company”), MediaInv Ltd., a British Virgin Islands Business Company and Kerry Propper (each a “Principal Shareholder,” and together with their successors and assigns from the date hereof until the Business Combination Effective time (as defined below), collectively the “Principal Shareholders”) and each of the other signatories hereto. Any capitalized term not defined herein shall have the meaning for such term specified in the Merger Agreement.

WHEREAS, Parent, the Company, the Principal Shareholders and the other signatories hereto entered into an Agreement and Plan of Merger dated as of August 13, 2008; and

WHEREAS, Parent, the Company, the Principal Shareholders and the other signatories hereto entered into Amendment No. 1 to such Agreement and Plan of Merger dated as of January 28, 2009 (as so amended, the “Merger Agreement”); and

WHEREAS, Section 2.7(h) of the Merger Agreement sets forth the terms that govern the allocation of any future Warrant Payments; and

WHEREAS, Parent, the Company, the Principal Shareholders and each of the other signatories to the Merger Agreement desire to clarify the terms of the means by which the Warrant Payments shall be made to Closing Holders and Preferred Share Closing Holders on the terms contained herein.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1.    Section 2.7(h) of the Merger Agreement is hereby amended by deleting the existing Section 2.7(h) in its entirety and replacing it with the following:

(h)          Warrant Exercise Proceeds.  In accordance with Section 2.7(a), China Networks Surviving Corporation hereby agrees that the Closing Holders and holders of Preferred Shares as of the Closing (“Preferred Share Closing Holders”) shall be entitled to receive from the Company, cash payments (the “Warrant Payments”) equal to a maximum aggregate amount of U.S. $19,110,000 and 10% of the aggregate gross proceeds received in the Financing from the bridge investors, respectively, solely and exclusively upon China Networks Surviving Corporation’s receipt of cash proceeds from the exercise of the Parent Warrants and the Insider Warrants (collectively, the “Warrants”), payable in accordance with this Section 2.7(h).  The Warrant Payments shall be allocated among such holders of Closing Holders and Preferred Share Closing Holders based on their percentage ownership of the sum of (a) the Company Shares, or (b) the Preferred Shares immediately prior to the Business Combination Effective Time (the “WEP Percentage Allocations”), as the case may be.  Upon exercise of any Warrants, as soon as practicable after receipt of the actual cash proceeds received therefrom by China Networks Surviving Corporation (but in any event within 10 days) (the “Cash Proceeds”), China Networks Surviving Corporation shall make a cash payment to each Closing Holder and Preferred Share Closing Holder equal to 66% of the Cash Proceeds then available for distribution pursuant to the foregoing sentence multiplied by  the WEP Percentage Allocation of such holder.  The Company shall retain and apply to its general corporate purposes 34% of the Cash Proceeds.  In no event shall the maximum aggregate amount payable pursuant to this Section 2.7(h) to any such holder exceed (x) U.S. $19,110,000 or 10% of the aggregate gross proceeds received in the Financing from the bridge investors, as the case may be, multiplied by (y) the WEP Percentage Allocation of such holder (which aggregate amount, in the case of a Preferred Share Closing Holder, shall not exceed $50,000 for each 17,500 Preferred Shares owned as of the Closing ).

      2.    All other provisions of the Merger Agreement shall remain unaffected by the terms hereof.

      3.    This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.  A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

      4.    This Amendment is intended to be in full compliance with the requirements for an Amendment to the Merger Agreement as required by Section 11.4 of the Merger Agreement, and every defect in fulfilling such requirements for an effective amendment to the Merger Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

ALYST ACQUISITION CORP.

By:	/s/ Michael E. Weksel
Name: Michael E. Weksel
Title: Sole Director

CHINA NETWORKS HOLDINGSINTERNATIONAL LTD.

By:	/s/ Michael E. Weksel
Name: Michael E. Weksel
Title: Sole Director

CHINA NETWORKS MERGER CO. LTD.

By:	/s/ Michael E. Weksel
Name: Michael E. Weksel
Title: Sole Director

CHINA NETWORKS MEDIA, LTD..

By:	/s/ Li Shuangqing
Name: Li Shuangqing
Title: CEO and Co-Chairman

MEDIAINV LTD.

By:
Name: C.C.N. Ng
Title: Director

KERRY PROPPER

/s/ Kerry Propper
Name: Kerry Propper

LI SHUANGQING

/s/ Li Shuangqing
Name: Li Shuangqing